The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                                Net Unrealized
                                   Depreciation
                               Based on Cost of
                                                                                                                                                          Securities and
       Undistributed     Undistributed              Accumulated                Other Investments
                      Net Investment                  Long-Term         Loss                for Federal Income
                                    Income                              Gain C    arryforward1,2,3,4                        Tax Purposes
-------------------------------------------------------------------------------------------------------------------------------------
              $1,151,213                             $—                     $13,957,288                               $10,025,925

1. As ofMarch 31, 2011, the Fund had $12,454,665 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As ofMarch 31, 2011, details of the capital loss carryforwards were as follows:

                      Expiring
                      -----------------------------------------------
                               2015                                                $ 5
                               2016                                        809,696
                                                                                                   2017                                     2,144,196
                                           2018                                      9,452,268
                                                                                                   2019                                           48,500
                   -------------------------------------------------------
                     Total                              $12,454,665

2. As ofMarch 31, 2011, the Fund had $1,502,623 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized,will expire in 2020.
3. During the fiscal year endedMarch 31, 2011, the Fund did not utilize any capital loss carryforward.
4. During the fiscal year endedMarch 31, 2010, the Fund did not utilize any capital loss carryforward.